Exhibit 99.1

General Cannabis Announces 2016 Second Quarter Results

DENVER, CO, August 12, 2016—General Cannabis Corporation (OTCQB: CANN), the all-in-one resource to the regulated cannabis industry, today reported revenues for the three months ended June 30, 2016 of $701,942, a 64% increase over the $427,202 in revenues for the same period in 2015.

General Cannabis’ total revenues in the first half of 2016 were $1,394,054, compared with $484,059 in the same period last year.  This represents a 188.0% increase.

General Cannabis reported a diluted loss per share of $0.09 in the second quarter ended June 30, 2016, an improvement of $0.22 per diluted share when compared to a loss of $0.31 per diluted share in the second quarter of 2015.

General Cannabis’ diluted loss per share in the first half of 2016 was $0.17, compared with a diluted loss per share of $0.38 in the same period last year, an improvement of $0.21 per share.

“We are encouraged by the distinct improvement in our revenues in the second quarter. During 2016, we have been focusing on developing our acquired businesses, as well as working on new initiatives.  Our service revenues continue to grow significantly, driven by strong growth in our Next Big Crop division and Chiefton.” said Robert Frichtel, CEO of General Cannabis.

“A number of factors worked in our favor in the second quarter, including strong consulting revenue and a sales lift in our apparel business in particular,” Mr. Frichtel said.

“We are pleased that a number of sales-driving initiatives put in place in recent months are beginning to gain traction. In the third quarter, we expect a significant increase in our General Cannabis Supply division and are well positioned across our operating divisions for additional organic growth through 2016.  We continue to refine our marketing skills and are preparing some new initiatives for the fall, and are actively exploring new regulated markets,” he added.

About

General Cannabis Corporation is the all-in-one resource for the highest quality service providers available to the regulated Cannabis Industry. We are a trusted partner to the cultivation, production and retail side of the cannabis business. We do this through a combination of strong operating divisions such as real estate, consulting, security, financing and the distribution of important infrastructure products to grow facilities and dispensaries. As a synergistic holding company, our subsidiaries are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed.

Our 2016 Second Quarter Results (Q2 10Q) can be viewed in their entirety at:

https://www.sec.gov/Archives/edgar/data/1477009/000139843216000702/0001398432-16-000702-index.htm

Safe Harbor

This presentation contains forward-looking statements which relate to future events or General Cannabis’ future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words “believes,” “should,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as result of a number of factors, including those described from time to time in General Cannabis’ filings with the Securities and Exchange Commission. General Cannabis undertakes no duty to update any forward-looking statements made herein.

Contact

Robert Frichtel
CEO – General Cannabis Corp

(303) 759-1300